Exhibit 5.1

Law Offices
Silver, Freedman, Taff & Tiernan LLP
A Limited Liability Partnership Including Professional Corporations

3299 K STREET, N.W., SUITE 100
WASHINGTON, D.C. 20007
(202) 295-4500
WWW.SFTTLAW.COM

May 12, 2021

Banc of California, Inc.
3 MacArthur Place
Santa Ana, California 92707

Ladies and Gentlemen:

We have acted as special Maryland counsel to Banc of California, Inc., a Maryland corporation (the “Company”), in connection with the Registration Statement on Form S‑4 (as amended, the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) for the purpose of registering with the Commission under the Securities Act of 1933, as amended (the “Securities Act”), up to 11,893,692 shares of the Company’s common stock, par value $.01 per share (the “Common Stock”), to be issued by the Company pursuant to the Agreement and Plan of Merger, dated as of March 22, 2021 (the “Merger Agreement”), by and between the Company and Pacific Mercantile Bancorp, a California corporation (“Pacific Mercantile”), which provides for the merger of Pacific Mercantile with and into the Company (the “Merger”).

In connection with the rendering of the opinion set forth below, we have examined originals or copies of: (i) the Registration Statement; (ii) the charter and bylaws of the Company as currently in effect; (iii) the Merger Agreement; (iv) resolutions adopted by the Company’s Board of Directors; and (v) such other documents, agreements, records, instruments, certificates of public officials and certificates of officers or other representatives of the Company, Pacific Mercantile or others as we have deemed necessary or appropriate for purposes of and as a basis for rendering the opinion set forth below.

In our examination, we have: (i) assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals; (ii) assumed the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such copies; and (iii) assumed and relied upon the truth, accuracy and completeness (without independent investigation or verification) of the information, representations, warranties and statements contained in the documents, agreements, records, instruments and certificates we have reviewed, including, without limitation, the representations and warranties of the Company and Pacific Mercantile set forth in the Merger Agreement.  We have further assumed that all persons, other than the Company, had, have or will have all requisite power and authority to execute and deliver all documents, agreements, records, instruments and certificates examined by us and have also assumed the due authorization by all requisite action, and the due execution and delivery by such persons, other than the Company, of all such documents, agreements, records, instruments and certificates and the validity and binding effect thereof.

Further, in rendering the opinion set forth below we have assumed that, prior to the issuance by the Company of any shares of Common Stock pursuant to the Merger Agreement: (i) the Registration Statement shall have become, and shall remain, effective under the Securities Act; (ii) the Company’s stockholders shall have approved the Merger and the issuance of shares of Common Stock in the Merger, and the shareholders of Pacific Mercantile shall have approved the principal terms of the Merger Agreement, by the requisite votes; and (iii) an agreement of merger shall have been duly filed with and accepted for filing by the Secretary of State of the State of California and articles of merger shall have been duly filed with and accepted for record by the Department of Assessments and Taxation of the State of Maryland.  In addition, we have assumed that, upon issuance by the Company of shares of Common Stock pursuant to the Merger Agreement, the total number of shares of Common Stock issued and outstanding will not exceed the total number of shares of Common Stock that the Company is then authorized to issue under its charter.

Our opinion is limited to applicable provisions of the Maryland General Corporation Law.  We express no opinion with respect to the laws of any other jurisdiction.

Banc of California, Inc.
May 12, 2021

Based upon the foregoing, subject to the qualifications, assumptions and limitations stated herein and having a regard for such legal considerations as we have deemed relevant, we are of the opinion that the shares of Common Stock to be issued in the Merger will be, upon issuance by the Company in accordance with the Merger Agreement, legally issued, fully paid and non‑assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this opinion under the caption “Legal Opinions” in the joint proxy statement/prospectus included therein.  In giving this consent, we do not admit thereby that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

This opinion is furnished by us, as special Maryland counsel to the Company, in accordance with the requirements of Item 601(b)(5) of Regulation S‑K under the Securities Act and, except as provided in the immediately preceding paragraph, is not to be used, circulated or quoted for any other purpose or otherwise referred to or relied upon by any other person without our express prior written permission.

Very truly yours,

/s/ SILVER, FREEDMAN, TAFF & TIERNAN LLP
SILVER, FREEDMAN, TAFF & TIERNAN LLP